Exhibit 99.2

INTERNATIONAL GAME TECHNOLOGY

9295 Prototype Drive

Reno, Nevada 89510

June 13, 2005

Mikohn Gaming Corporation

920 Pilot Road

Las Vegas, Nevada 89119

Attention:	Michael A. Sicuro

Re: Mikohn Gaming Corporation 6% Senior Secured Convertible Notes

Ladies and Gentlemen:

We refer you to that certain Sales, Marketing, Distribution and Product Integration Agreement (the “Agreement”), by and between you and us, dated as of June 13, 2005, pursuant to which the parties will enter into a relationship involving, among other things, the sales, marketing, distribution, product integration, service, and support associated with Table Game Systems, Smart Tables, Table Game Bonusing, RFID and Card Recognition, and shared reporting and analysis and to the Term Sheet attached hereto as Annex A (the “Term Sheet”). We are pleased to confirm that we are willing to enter into the Agreement subject to the execution of this letter agreement.

It is hereby acknowledged and agreed that (i) our option to acquire up to $40 million of the senior secured convertible notes (the “Notes”) and the terms thereof is more fully set forth in the Term Sheet, (ii) the terms and conditions set forth in the Term Sheet are intended to be binding on the parties, (iii) the parties will enter into definitive agreements as soon as practicable after the date hereof, (iv) in connection with the definitive agreements the parties will negotiate in good faith any terms and conditions not specifically set forth in the Term Sheet, and (v) each party will perform any further acts and execute and deliver any documents that may be reasonably necessary to effectuate the provisions of this letter agreement (including the Term Sheet). In addition, subject to obtaining consents or waivers (if any) required under Section 2.15 of your existing credit facility with Capital Source and, in the event that the Senior Notes are redeemed in part (and not in whole), under your Senior Note Indenture, you further represent and agree that our option to acquire the Notes is not subject to (and will not be subject to in the case of the new credit facility to be entered into with Capital Source) any consent, approval or right to provide such Notes held by any third party pursuant to any contract of Mikohn Gaming Corporation and its subsidiaries. You hereby agree to use commercially reasonable efforts to obtain any and all consents and waivers required to issue and sell to us the Notes.

If any legal action or any arbitration or other proceeding is brought for the enforcement of this letter agreement or because of an alleged dispute, breach, default or misrepresentation in connection with any provisions of this letter agreement, the successful or prevailing party shall be entitled to recover reasonable attorneys’ fees and other costs incurred in that action or proceeding, in addition to any other relief to which he may be entitled.

The failure of either party to insist upon the performance of any of the terms and conditions of this letter agreement, or the waiver of any breach of any of the terms and conditions of this letter agreement, shall not be construed as thereafter waiving any such terms and conditions, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred.

The invalidity of any portion of this letter agreement will not and shall not be deemed to affect the validity of any other provision. In the event that any provision of this letter agreement is held to be invalid, the parties agree that the remaining provisions shall be deemed to be in full force and effect as if they had been executed by both parties subsequent to the removal of the invalid provision.

Any modification of this letter agreement or additional obligation assumed by either party in connection with this letter agreement shall be binding only if evidenced in writing signed by each party or an authorized representative of each party.

This letter agreement shall be governed by, and construed and enforced in accordance with the laws of the State of Nevada regardless of the choice of law rules of such state or any other jurisdiction. All disputes arising out of this letter agreement shall be subject to the exclusive jurisdiction of either the state or federal courts located in Reno, Nevada, and the parties agree and submit to the personal and exclusive jurisdiction and venue of these courts.

It is not intended, and this letter agreement shall not be construed, to provide any entity or person not a party hereto with any benefits, or to obligate the parties to this letter agreement to any entity or person not a party hereto.

This letter agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

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We appreciate having been given the opportunity by you to be involved in this transaction.

Very truly yours,

INTERNATIONAL GAME TECHNOLOGY

By:	/s/ Richard Pennington
Name:	Richard Pennington
Title:	EVP Corp Strategy

AGREED AND ACCEPTED
this 13th day of June, 2005

MIKOHN GAMING CORPORATION

By:	/s/ Michael A. Sicuro
Name:	Michael A. Sicuro
Title:	Executive Vice President, Chief Financial Officer, Treasurer and Secretary

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ANNEX A

MIKOHN GAMING CORPORATION

INTERNATIONAL GAME TECHNOLOGY

6% Senior Secured Convertible Notes

This Term Sheet further describes the terms of the convertible security referred to in the letter agreement dated June 13, 2005 between International Game Technology (“IGT”) and Mikohn Gaming Corporation, d/b/a Progressive Gaming International Corporation (“PGIC”). The parties hereto agree that this term sheet sets forth the terms and conditions to be used to the definitive agreements for the convertible security described herein.

Note Purchase Agreement	PGIC and IGT will enter into a Note Purchase Agreement (whereby IGT will have the option to purchase the Notes as described below) as well as certain documents ancillary thereto.

Notes	Up to $40 million principal amount of PGIC’s 6% Senior Secured Convertible Notes.

Issue Date	PGIC will notify IGT no later than February 28, 2006 that IGT may exercise its option to acquire the Notes. Within 5 business days of the earlier of IGT’s receipt of such notice or February 28, 2006, IGT will have the option to purchase up to $40 million principal amount of the Notes, such purchase to be effected no later than 35 days after PGIC’s receipt of IGT’s notice that it will exercise such option.

Ranking	The Notes will be PGIC’s senior subordinated secured obligations, subordinated in right of payment with all of PGIC’s existing and future credit facilities, and senior in right of payment with all existing and future subordinated indebtedness. PGIC and its subsidiaries will not incur or maintain credit facilities indebtedness at any time in an aggregate amount exceeding the greater of (i) $75 million and (ii) 20% of the market capitalization of PGIC at such time.

Use of Proceeds	PGIC will use the net proceeds of the Notes together with other available cash to repay in full on the Issue Date all of PGIC’s outstanding 11.875% Senior Secured Notes due 2008 (the “Existing Senior Notes”) issued pursuant to the Indenture dated as of August 22, 2001 (the “Existing Indenture”). All guaranties of and liens securing the Existing Senior Notes shall be released on the Issue Date.

Maturity	6 years after the Issue Date, and payable only in cash, unless earlier converted or repurchased.

Interest	6.0% per annum, payable semiannually in arrears, commencing on the six month anniversary of the Issue Date and each six month anniversary thereafter and on the Maturity Date or any redemption date, calculated on the basis of a 360-day year and the actual number of days elapsed.

Guaranties	The Notes will be fully and unconditionally guaranteed by PGIC’s domestic subsidiaries on a senior subordinated secured basis, including: Casino Excitement, Inc., Games of Nevada, Inc., MGC, Inc., Mikohn International, Inc., Mikohn Nevada, and Progressive Games, Inc. (collectively, the “Guarantors”). The rights of holders of Notes to receive payment by a Guarantor pursuant to its Guarantee will be subordinated in right of payment to the rights of holders of PGIC’s credit facilities.

Collateral

The Notes will be secured by a lien, subject to certain exceptions and permitted liens, on existing and future property and assets of PGIC and each Guarantor to be mutually agreed upon by IGT and PGIC in good faith, at all times having an appraised value (as determined by an appraiser chosen by IGT and approved by PGIC, such approval not to be unreasonably withheld (an “Appraiser”)) greater than 115% of the sum of the outstanding Notes plus the maximum amount permitted to be outstanding under agreements relating to the credit facilities of PGIC and its subsidiaries with its senior lenders.

IGT shall have the right to conduct an appraisal of its collateral by an Appraiser (or, after the initial appraisal, to conduct an update of the most recent appraisal or update) (i) at or before the closing date, the cost of which appraisal shall be borne equally by IGT and PGIC, (ii) every six months, commencing on the six-month anniversary of the closing date, the cost of which appraisals or updates shall be borne by IGT and (iii) any time that the amount of senior indebtedness permitted to be outstanding under the agreement relating to the senior indebtedness of PGIC and its subsidiaries is increased or any time that its collateral is sold or otherwise disposed of (other than inventory in the ordinary course of business and other exceptions to be determined), the cost of which appraisals or updates shall be borne by PGIC.

The liens securing the Notes will be junior to PGIC’s obligations under its credit facilities pursuant to the terms of an intercreditor agreement to be entered into between IGT and the senior lenders under such credit facilities (the “Intercreditor Agreement”). The Intercreditor Agreement shall be in customary form and shall be mutually acceptable to IGT and such senior lenders.

Conversion Rights

IGT may elect to convert all or a portion of the Notes into shares of PGIC’s common stock at any time after the Issue Date.

For each Note converted, subject to adjustment as further provided herein and in the Note Purchased Agreement, PGIC will deliver its common shares at an initial conversion rate of 82.0345 shares per $1,000 principal amount of Notes, which is equal to a conversion price of $12.19 per share.

Mandatory Conversion

One-third of the Notes automatically shall be converted into shares of PGIC’s common stock if PGIC’s trailing stock price for any period of 20 consecutive trading days is equal to or greater than $22.00 per share. In addition, one-third of the Notes automatically shall be converted into shares of PGIC’s common stock if PGIC’s trailing stock price for any period of 20 consecutive trading days is equal to or greater than $27.00 per share.

However, if upon conversion the total market value of the aggregate shares of PGIC’s common stock held by IGT (including previously converted Notes) would exceed $50 million, only that number of Notes shall be converted as would not cause IGT to own more than $50 million of PGIC’s common stock. In addition, none of the Notes shall be automatically converted unless an effective registration statement with respect to the resale of the shares to be issued upon conversion of the Notes is effective at the time of such automatic conversion.

Conversion Price Adjustments	The conversion price, and hence the conversion rate, will be subject to proportional adjustment for stock splits, stock dividends, and subdivisions and combinations of PGIC’s common shares.

Change of Control	Upon a Change of Control (which will be defined consistent with the Credit Agreement provided to IGT), IGT may require PGIC to repurchase some or all of the Notes at 101% of their principal amount, together with accrued and unpaid interest through the date of repurchase, or may elect to convert some or all of the Notes into common stock of PGIC as provided herein.

Optional Redemption	PGIC may elect to redeem the Notes at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption, at any time beginning three years and six months after the Issue Date. However, within 20 days of receiving any redemption notice, IGT may elect to convert the Notes, in which case the Notes will be converted and not redeemed.

Mandatory Redemption	IGT may elect to require PGIC to redeem the Notes at 100% of their principal amount, together with accrued and unpaid interest through the date of redemption, at any time beginning three years and six months after the Issue Date.

Governmental Approvals	If the amount of PGIC common stock issuable upon a conversion of the Notes would give rise to a Hart-Scott-Rodino filing, IGT may elect to require PGIC to make an appropriate Hart-Scott-Rodino filing and use all commercially reasonable efforts to obtain Hart-Scott-Rodino approval as soon as practicable thereafter. PGIC shall not be required to agree to any divestiture by itself or any of its affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on their businesses. If Hart-Scott-Rodino clearance is not obtained within a reasonable period of time, IGT may elect to require PGIC to redeem the balance of the Notes that have not otherwise been converted at IGT’s option.

PGIC shall submit applications to obtain all necessary gaming authority approvals for the transactions contemplated by the Notes, including in Mississippi and Nevada, as soon as practicable.

IGT shall, subject to applicable legal requirements, cooperate and promptly supply PGIC with any information that may be required, in order to effectuate any filings or applications pursuant to the foregoing.

Registration Rights

Pursuant to the terms of a registration rights agreement, PGIC will be obligated to cause a shelf registration statement with respect to such shares to be filed following the issuance of the Notes.

Subject to certain delay and suspension provisions, PGIC will be obligated to keep such registration statement effective until the earlier of the date on which:

•      all of the converted common shares have been sold,

•      IGT is able to sell the converted common shares immediately pursuant to Rule 144(k), or

•      all common shares issuable upon conversion cease to be outstanding.

In the event that there is a failure to file a registration statement in the manner required under the registration rights agreement, PGIC will pay to IGT additional amounts, at a rate per year equal to 0.25% for the first 90-day period and at a rate per year equal to 0.50% thereafter, on the principal amount of such Notes during the period of time of any such registration default.

Covenants	Customary and appropriate covenants.

Representations and Warranties	Customary and appropriate, including without limitation due organization and authorization, capitalization, enforceability, title to properties, liens, litigation, payment of taxes, compliance with laws, employee benefit liabilities, environmental liabilities, and perfection and priority of liens securing the Notes.

Events of Default	Customary and appropriate (subject to customary and appropriate grace periods), including without limitation failure to make payments when due, cross payment default and acceleration to instruments of material indebtedness, noncompliance with covenants, breaches of representations and warranties, loss of gaming licenses, bankruptcy, judgments in excess of specified amounts, invalidity of guaranties, impairment of security interests in collateral.

Conditions Precedent to PGIC’s Notice to IGT that IGT May Exercise its Option to Acquire the Notes (or, if no such notice is provided, Conditions Precedent to Closing)

Customary for securities of this type and those additional deemed appropriate by IGT for this transaction, including without limitation the following:

•      PGIC and each Guarantor to be in good standing in its jurisdiction of organization and qualified to do business and in good standing in all other jurisdictions where the ownership of assets or the conduct of its business requires such qualification and the failure to so qualify could reasonably be expected to cause a material adverse effect,

•      PGIC shall have reserved common stock in an amount sufficient to permit the conversion of the Notes contemplated hereby,

•      PGIC shall have cash on hand (after taking into account the proceeds from the issuance of the Notes) sufficient to pay the Existing Senior Notes on the Issue Date,

•      PGIC shall have obtained all approvals and consents necessary to enter into and perform the transactions contemplated hereby, including any consents and approvals required under the credit facilities,

•      PGIC shall have provided IGT with information and documents, including appraisals, to substantiate that the Collateral securing the Notes has a value greater than 115% of the sum of the Notes plus the maximum amount permitted to be outstanding under PGIC’s credit facilities with its senior lenders,

•      legal documentation, including necessary credit agreements, security agreements, other collateral documents, subordination and intercreditor agreements, and opinions of counsel for PGIC and the Guarantors, and

•      new credit agreement with PGIC’s senior lenders and related documents shall permit the transactions contemplated hereby.

Such conditions, including the foregoing conditions, are solely for the benefit of IGT and may be waived by IGT.